Exhibiti 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated December 7, 2020, relating to the balance sheet of CF Acquisition Corp. IV as of June 30, 2020 and the related statements of operations, changes in stockholder’s equity and cash flows for the period from January 23, 2020 (date of inception) through June 30, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
December 7, 2020